TITAN TRADING ANALYTICS INC.

                                  CONSOLIDATED
                              FINANCIAL STATEMENTS

                                OCTOBER 31, 2002

Collins Barrow                                                        Suite 800
Chartered Accountants                                  1030 West Georgia Street
                                                              Vancouver, Canada
                                                                        V6E 3B9

                                                                T. 604 685 0564
                                                                F. 604 685 2050
                                            e-mail: vancouver@collinsbarrow.com



                                  AUDITORS'  REPORT
                                  -----------------



To the Shareholders of
Titan Trading Analytics Inc.

We have audited the consolidated balance sheets of Titan Trading Analytics Inc. as at October 31, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended October 31, 2002. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at October 31, 2002 and 2001 and the results of its operations and cash flows for each of the years in the three year period ended October 31, 2002 in accordance with generally accepted accounting principles in Canada. As required by the Company Act (British Columbia), we report that, in our opinion, these principles have been applied on a consistent basis.


                                                               "Collins Barrow"
                                                         CHARTERED  ACCOUNTANTS
Vancouver,  Canada
March 2, 2003

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------
                    (Incorporated under the laws of British Columbia)

                            CONSOLIDATED BALANCE SHEET
                            --------------------------

                                  OCTOBER 31
                                  ----------

-------------------------------------------------------------------------------
                                                         2002         2001
-------------------------------------------------------------------------------
                            ASSETS
Current assets
  Cash, due from brokers, and short-term investments   $    819      $ 375,417
  Accounts receivable                                     2,296          3,813
  Prepaid expenses                                          ---          1,934
                                                       -----------------------
                                                          3,115        381,164

Software and systems development (note 3)                   ---        224,250

Capital assets (note 4)                                   5,000         42,490
                                                       -----------------------
                                                       $  8,115      $ 647,904
                                                       =======================
                          LIABILITIES

Current liabilities
  Accounts payable and accrued liabilities             $ 53,980       $ 32,707
                                                       -----------------------

                      SHAREHOLDERS'  EQUITY

Share capital (note 5)                                  3,715,938    3,715,938

Deficit                                                (3,761,803)  (3,100,741)
                                                       -----------------------
                                                          (45,865)     615,197
                                                       -----------------------
                                                       $    8,115  $   647,904
                                                       =======================
-------------------------------------------------------------------------------

Approved by the Directors

"Ken Powell"   ,  Director
---------------

"Michael Gossland" ,  Director
------------------


         See accompanying notes to the consolidated financial statements

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                    ------------------------------------------------

------------------------------------------------------------------------------------
                                                   Year Ended October 31
                                             2002          2001           2000
------------------------------------------------------------------------------------
Software and subscription sales            $  45,374    $   40,894       $    26,505
                                           -----------------------------------------

Expenses
  Advertising, marketing and promotion        15,013        24,806            90,676
  Amortization                               246,300       192,833           188,584
  Bank charges                                 2,758         2,479             2,850
  Bad debt                                     3,000           ---               ---
  Directors' fees                                ---         5,000             5,000
  Financing fees                                 ---        23,683               ---
  Foreign exchange loss (gain)                 2,938        (4,560)            7,686
  Investor relations                          15,724        39,182           111,582
  Management fees                             61,456        64,938           114,322
  Office and miscellaneous                    19,273        27,297            20,786
  Professional fees                           28,677        32,987            31,126
  Rent                                         5,439         5,611             5,374
  Research and development                    78,558       106,023               ---
  Salaries and benefits                      210,409       159,425           105,056
  System testing                               7,857        16,729               ---
  Telephone                                    6,242         9,434             9,275
  Travel                                       3,373        13,120             8,862
                                           -----------------------------------------
                                             707,017       718,987           701,179
                                           -----------------------------------------
                                            (661,643)     (678,093)         (674,674)

Interest and other income                        581        11,802            15,605

Net loss for the year                       (661,062)     (666,291)         (659,069)

Deficit, beginning of the year            (3,100,741)   (2,434,450)       (1,775,381)
                                           ------------------------------------------

Deficit, end of the year                $ (3,761,803)  $(3,100,741)     $ (2,434,450)
                                        =============================================

Net loss per share (note 7(e))                 $(.07)        $(.07)            $(.07)
                                        =============================================
-------------------------------------------------------------------------------------


         See accompanying notes to the consolidated financial statements

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                         CONSOLIDATED STATEMENT OF CASH FLOWS
                         ------------------------------------

-------------------------------------------------------------------------------------------------
                                                                Year Ended October 31
                                                           2002          2001         2000
-------------------------------------------------------------------------------------------------
Cash flows from (used in) operating activities
  Net loss for the year                                  $  (661,062) $ (666,291)     $ (659,069)
  Adjustments for:
    Amortization                                             246,300     192,833         188,584
    Foreign exchange loss (gain)                               2,938      (4,560)          7,686
    Loss on disposition of capital assets                      1,021         ---             ---
                                                         ----------------------------------------
                                                            (410,803)   (478,018)       (462,799)

  Net change in non-cash working capital balances
    Decrease (increase) in accounts receivable                 1,517       1,956          (2,040)
    Decrease (increase) in prepaid expenses                    1,934       3,542          (4,730)
    Increase (decrease) in accounts
      payable and accrued liabilities                         21,273      15,260          (5,046)
                                                         ----------------------------------------

Cash used in operating activities                           (386,079)   (457,260)       (474,615)
                                                         ----------------------------------------

Cash flows from (used in) investing activities
  Software and systems development                               ---    (104,889)       (226,423)
  Disposition (acquisitions) of capital assets                14,419     (17,392)        (14,861)
                                                         ----------------------------------------

Cash from (used in) investing activities                      14,419    (122,281)       (241,284)
                                                         ----------------------------------------

Cash flows from financing activities
  Issuance of common shares                                      ---     340,000         572,976
                                                         ----------------------------------------

Cash from financing activities                                   ---     340,000         572,976
                                                         ----------------------------------------

Foreign exchange gain (loss) on cash held in
  foreign currency                                            (2,938)      4,560          (7,686)
                                                         ----------------------------------------

Net decrease in cash during the year                        (374,598)   (234,981)       (150,609)

Cash, due from brokers, and short-term
  investments, beginning of the year                         375,417     610,398         761,007
                                                         ----------------------------------------

Cash, due from brokers, and short-term
  investments, end of the year                           $       819   $ 375,417      $  610,398
                                                         ========================================
-------------------------------------------------------------------------------------------------

         See accompanying notes to the consolidated financial statements

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------


1. Continued operations

   These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. However, the company has incurred significant operating losses over the past three fiscal years and has a working capital deficiency. The company has an urgent need for equity capital and financing for working capital requirements.

2. Significant accounting policies

   These financial statements are prepared in accordance with accounting principles generally accepted in Canada which do not differ from those established in the United States, except as disclosed in note 8.

   a) Consolidation - The financial statements include the accounts of the company and of its wholly-owned subsidiary, Titan Trading Corp.

   b) Short-term investments - Short-term investments are carried at the lower of cost or market. Gains and losses from trading short-term investments are recognized as income on the trade date.

   c) Research and development - Research costs are expensed when incurred. Development costs are expensed when incurred prior to the establishment of technical feasibility. Subsequent to the establishment of technical feasibility, the costs associated with the development of a commercial product for which adequate resources exist to market the product or a product to be used internally are capitalized as software and systems development. Capitalization of development costs ceases when the product is available for general release to customers or once internal utilization commences.

   d) Software and systems development - Software and systems development costs are amortized on a product by product basis at the greater of (i) the ratio of gross revenues over aggregate anticipated gross revenues or
      (ii) straight-line over the remaining estimated economic life of the related products. The estimated economic life of the company's products does not exceed three years.

   e) Capital assets - Capital assets are recorded at cost and amortized at the following annual rates:

       Computer equipment        -  30% declining balance
       Furniture and equipment   -  20% declining balance

   f) Future income taxes - The company follows the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities. In addition, the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized are recognized.

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------

2. Significant accounting policies - continued

   g) Software and subscription sales - Revenue arising from software and subscription sales is recognized at the time of the sale unless the company is obligated to provide services in the future in which case a portion of the revenue is deferred until the services have been performed.

   h) Stock option plan - No compensation expense is recognized when stock or stock options are issued to employees. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital.

   i) Foreign currency translation - Foreign currency transactions are translated using the temporal method, whereby:

       i) monetary items are translated at the rate of exchange in effect at the balance sheet date;
       ii)  non-monetary items are translated at historical exchange rates; and
       iii) revenue and expense items are translated at the average rate of exchange for the year.

   j) Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   k) Cash and cash equivalents - Cash and cash equivalents includes highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Investments with an original maturity of more than three months are not included in cash and cash equivalents.

3. Software and systems development

                                                               2002              2001
                                                               ----              ----
Cost                                                       $  947,877        $   947,877
Accumulated amortization                                     (947,877)          (723,627)
                                                           ------------------------------
                                                           $      ---        $   224,250
                                                           ==============================

Software and systems development cost is comprised of:

Computer services                                          $  103,018
Contract services                                             728,095
Other                                                          79,539
Rent                                                           12,510
Salaries                                                       24,715
                                                           ----------
                                                           $  947,877
                                                           ==========

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------

4. Capital assets


-----------------------------------------------------------------------------------------
                                                               2002
                                             ---------------------------------------
                                                              Accumulated
                                                 Cost        Amortization      Net
                                             ---------------------------------------
Computer equipment                           $  12,000     $    7,000     $   5,000
Furniture and equipment                            ---            ---           ---
                                             ---------------------------------------
                                             $  12,000     $    7,000     $   5,000
                                             =======================================

                                                               2001
                                             ---------------------------------------
                                                              Accumulated
                                                 Cost        Amortization      Net
                                             ---------------------------------------
Computer equipment                           $  87,377      $  52,970     $  34,407
Furniture and equipment                         17,777          9,694         8,083
                                             ---------------------------------------
                                             $ 105,154      $  62,664     $  42,490
                                             =======================================
-----------------------------------------------------------------------------------------

5. Share capital

-----------------------------------------------------------------------------------------
                                                                Number
                                                               of Shares          Amount
-----------------------------------------------------------------------------------------
Authorized
   100,000,000 common shares, without par value
Issued
   Issued for cash during the period ended October 31, 1994           1         $      1
   Issued for cash                                            4,114,000        1,314,900
                                                              --------------------------

   Balance, October 31, 1995                                  4,114,001        1,314,901
   Issued for cash                                            4,302,000        1,055,500
   Share issue costs                                                ---         (141,089)
                                                              --------------------------

   Balance, October 31, 1996                                  8,416,001        2,229,312
   Issued for cash                                              316,000          442,400
                                                              --------------------------

   Balance, October 31, 1997                                  8,732,001        2,671,712
   Issued for cash                                              125,000          131,250
                                                              --------------------------

   Balance, October 31, 1998 and 1999                         8,857,001        2,802,962
   Issued for cash                                              275,965          572,976
                                                              --------------------------

   Balance, October 31, 2000                                  9,132,966        3,375,938
   Issued for cash                                              680,000          340,000
                                                              --------------------------

   Balance, October 31, 2001 and 2002                         9,812,966     $  3,715,938
                                                              ==========================
-----------------------------------------------------------------------------------------

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------

5. Share capital - continued

   2,850,000 of the common shares issued during 1996 are held in escrow.
   The release from escrow is based upon the policies of the British Columbia Securities Commission and is based upon the passage of time.

   The company amended its stock option plan in 2001 to provide options to directors, officers and employees for up to 1,936,593 common shares.

                                    Directors, Officers and               Common Share
                                     Employee Stock Options              Purchase Warrants
                                    -----------------------             -----------------
Outstanding, November 1, 2000
   Number                                  825,000                           250,067
   Exercise price                     $0.90 to July 2001                $2.55 to May 2001
                                                                      $3.00 to September 2001

   Number                                   72,852
   Exercise price                   $0.85 to January 2004
   Number                                   431,250
   Exercise price                    $1.00 to April 2004                        ---

Amended during 2001
   Number                                 1,250,000                             ---
   Exercise price                825,000 from $0.90 to $0.61
                                       to January 2006
                                 425,000 from $1.00 to $0.61
                                       to January 2006

Issued during 2001
   Number                      255,000 vesting over 18 months                 550,000
   Exercise price                  $0.61 to January 2006               $0.61 to February 2003
   Number                     250,000 vesting over 18 months                  130,000
   Exercise price                  $0.50 to May 2006                   $0.61 to March 2003

Expired during 2001
   Number                                (79,102)                            (250,067)
   Exercise price             72,852 at $0.85 to January 2001         $3.00 to September 2001
                                6,250 at $1.00 to April 2004

Amended during 2002
   Number                              1,235,000                               ---
   Exercise price                from $0.61 to $0.25
                                    to January 2006

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------

5. Share capital - continued

                                    Directors, Officers and               Common Share
                                     Employee Stock Options              Purchase Warrants
                                    -----------------------             -----------------

Issued during 2002
   Number                          570,000 vesting over 24 months              ---
   Exercise price                     $0.25 to January 2006

Retracted during 2002
   Number                                  (270,000)
   Exercise price                     $0.61 to January 2006                    ---
                                   ---------------------------------------------------------

Outstanding, October 31, 2002             2,055,000                         680,000
                                          =========                         =======

   See note 9.

6. Future income taxes

   The tax effect of significant temporary differences is as follows:

                                                             2002            2001
                                                             ----            ----
Future income tax liabilities related to Software
   and Systems development costs                          $   ---         $  100,000
                                                          --------------------------

Operating loss carryforwards                              1,307,000        1,485,000
Other                                                        15,000           41,000
                                                          --------------------------

Future income tax assets before valuation allowance       1,322,000        1,526,000
Valuation allowance                                      (1,322,000)      (1,426,000)
                                                          --------------------------

Future income tax assets                                        ---          100,000
                                                          --------------------------

Net future income tax liabilities                         $     ---       $      ---
                                                          ===========================

  The company has determined that realization is not more likely than not and therefore a valuation allowance against the future income tax assets has been recorded.

   A reconciliation between the company's statutory and effective tax rates is as follows:

                                                      2002                2001
                                                      ----                ----

   Statutory rate                                       38%                45%
   Unrecognized benefit of current year's tax loss     (38%)              (45%)
                                                     --------------------------

   Effective tax rate                                   ---                ---
                                                     ==========================

   The financial statements do not reflect the potential tax reductions which may be available through the application of losses of approximately $3,440,000 carried forward against future years' earnings otherwise subject to income taxes.

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------


6. Future income taxes - continued

   The losses expire as follows:

        2003                      $    373,000
        2004                           248,000
        2005                           470,000
        2006                           598,000
        2007                           725,000
        2008                           586,000
        2009                           440,000
                                  ------------
                                  $  3,440,000
                                  ============

7. Other information

   a) Related party transactions

      Included in the consolidated statement of operations and deficit are the following transactions with officers and directors and related individuals:

                                        2002          2001          2000
                                        ----          ----          ----
      Management fees                 $   59,456   $   64,938    $  114,322
      Rent                            $    5,100   $    5,100    $    5,100
      Research and development        $   65,409   $   83,554    $      ---

      Software and systems development costs incurred during 2002 includes $NIL (2001 - $97,793) paid to officers and directors.

      At October 31, 2002, $31,103 (2001 - $10,159) due to officers and directors is included in accounts payable and accrued liabilities.

      Share issue costs for 1996 include $18,000 paid to an officer and director.

      The related party transactions are in the normal course of operations and are recorded at the amount paid.

   b) Financial instruments

      The company's financial instruments consist of cash, due from brokers, and short-term investments, accounts receivable, and accounts payable.
      It is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

   c) Geographic information

      Substantially all of the company's software and subscription sales are to customers in the United States.

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------


7. Other information - continued

   d) Foreign exchange gains and losses

      Foreign exchange gains and losses arising from changes in the exchange rate between Canadian and United States currency arose because of holding cash and short-term investments.

   e) Loss per share

      The net loss per share is calculated on the basis of the weighted average number of shares outstanding during the year which for 2002 was 9,812,966 (2001 - 9,592,473; 2000 - 8,895,091).

   f) Cash used in operating activities includes:

                                             2002           2001         2000
                                             ----           ----         ----
      Bank charges and interest paid      $   2,758    $   (2,479)   $  (2,850)
      Interest received                   $     581    $   11,802    $  15,604

8. United States accounting principles

   a) Balance sheet

      There are no differences between United States generally accepted accounting principles and Canadian generally accepted accounting principles that would result in material changes to the balance sheet.

   b) Short-term investments

      Under United States generally accepted accounting principles, short-term investments are recorded at market value. At October 31, 2002 and 2001, there were no differences between the cost and the market value of the short-term investments.

   c) Escrow shares

      Under United States generally accepted accounting principles, the 2,850,000 common shares held in escrow were considered contingent shares until 2002 when the release from escrow became based upon the passage of time. When these shares are released from escrow, to the extent their fair market value exceeds their issuance price, compensation expense would be recognized by the company.

   d) Share issue costs

      Under United States generally accepted accounting principles, share issue costs paid to employees are required to be expensed. Accordingly, share issue costs of $18,000 paid to an officer and director in 1996 would result in an increase in management fees expense in 1996.

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------


8. United States accounting principles - continued

   e) Cost of sales

      Under United States generally accepted accounting principles, cost of sales is required to be separately disclosed. The cost of sales for software and subscription sales included in expenses is comprised of:

                                         2002           2001         2000
                                         ----           ----         ----
      Amortization of software and
         systems development         $   224,250   $   173,334   $   174,417
      Delivery                             1,077           877         1,866
                                     ---------------------------------------
                                     $   225,327   $   174,211   $   176,283

   f) Foreign currency translation

      The application of the temporal method of foreign currency translation has not resulted in material differences from United States generally accepted accounting principles.

   g) Loss per share

      Under United States generally accepted accounting principles, the loss per share is calculated on the basis that the weighted average number of shares outstanding during the year excludes shares which are considered contingent shares. On that basis:

                                             2002         2001         2000
                                             ----         ----         ----
      Weighted average number of shares
        outstanding                       6,818,308   6,592,473     5,895,091
                                          ===================================

      Net loss per share                     $(.10)     $(.10)        $(.11)
                                          ===================================

   h) Stock options

      Under United States generally accepted accounting principles, granting of stock options to directors, officers and employees or repricing stock options may give rise to a charge to income for compensation. The company has prepared its financial statements in accordance with APB 25 under which stock options are measured by the intrinsic value method whereby directors, officers and employee compensation cost is limited to the excess of the quoted market price at date of grant or repricing over the option exercise price and the excess of the quoted market price at October 31st over the quoted market price at the date of repricing.
      Since the exercise price equalled or exceeded the quoted market price at the dates the stock options were granted or repriced and immediately prior to October 31st, there was no compensation cost to be recognized. Had the company fully adopted the recommendations of SFAS 123 and valued the options using a fair market value method such as the Black-Scholes option pricing model, there would be an increase in employee and director compensation costs charged to income of $132,000 in 2002 and $146,360 in 2001. The weighted average grant date fair market value of options granted in 2002 and 2001 was determined using the Black-Scholes option pricing model assuming a risk-free interest rate of 2.0% and 6.50%; an option life of 3.75 years and 5 years; an expected volatility of 30% and 97% and that no dividends would be paid until after the expiry date of the options.

                            TITAN TRADING ANALYTICS INC.
                            ----------------------------

                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    ----------------------------------------------

                                 OCTOBER 31, 2002
                                 ----------------

8. United States accounting principles - continued

   h) Stock options - continued

      For purposes of these calculations, the estimated fair value of the options were amortized to expense over the vesting periods.

                                                   2002              2001         2000
                                                   ----              ----         ----
Net loss under United States generally
  accepted accounting principles               $  (661,643)      $  (666,291)   $  (659,069)

Increase in directors', officers', and
  employees' compensation                         (132,000)         (146,360)           ---
                                               ---------------------------------------------

Net loss if SFAS 123 adopted                   $  (793,643)      $  (812,651)   $  (659,069)
                                               =============================================

Net loss per share if SFAS 123 adopted         $      (.12)      $      (.12)   $      (.11)
                                               =============================================


9. Subsequent event

   Subsequent to October 31, 2002, the company entered into private placement subscription agreements to issue 1,000,000 units at $.10 per unit. Each unit will consist of one common share and one two-year non-transferable share purchase warrant which will entitle the holder to purchase another common share of the company for $.10. The company has not yet received the funds related to the subscriptions nor regulatory approval.